Filed pursuant to Rule 424(b)(5)
Registration No. 333-204002

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
4.400% Senior Notes due 2027	$700,000,000	$81,130

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3ASR (File No. 333-204002) in accordance with Rules 456(b) and 457(r)

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 8, 2015)

$700,000,000

Enable Midstream Partners, LP

4.400% Senior Notes due 2027

This is an offering of $700,000,000 aggregate principal amount of our 4.400% Senior Notes due 2027 (the “notes”). The notes will mature on March 15, 2027. Interest on the notes will be payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2017. We may redeem the notes in whole at any time or in part from time to time at the applicable redemption price, plus accrued and unpaid interest, as described in this prospectus supplement in the section entitled “Description of the Notes—Optional Redemption.” The notes will be our senior unsecured obligations, ranking equally in right of payment with our other existing and future senior unsecured indebtedness. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Enable
Per note	99.615%	0.650%	98.965%
Total	$697,305,000	$4,550,000	$692,755,000

(1)	Plus accrued interest, if any, from March 9, 2017.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

It is expected that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about March 9, 2017.

Joint Book-Running Managers

Citigroup	MUFG	RBC Capital Markets

Barclays	BofA Merrill Lynch	Credit Suisse

Mizuho Securities	SunTrust Robinson Humphrey	US Bancorp

Co-Managers

BBVA		Deutsche Bank Securities
J.P. Morgan		Wells Fargo Securities
KeyBanc Capital Markets

March 6, 2017

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the notes offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities other than the notes described in this prospectus supplement or an offer

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to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made under this prospectus supplement or the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Enable Midstream Partners, LP since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

As used in this prospectus supplement, the terms “Enable,” “we,” “us” and “our” refer to Enable Midstream Partners, LP and its subsidiaries and the term “Enable GP” refers to Enable GP, LLC, a Delaware limited liability company and the general partner of Enable, unless the context indicates otherwise.

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FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. Those risk factors and other factors noted throughout this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply and demand for natural gas, NGLs, crude oil and midstream services;

•	our ability to successfully implement our business plan;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	strategic decisions by CenterPoint Energy, Inc. (“CenterPoint Energy”) and OGE Energy Corp. (“OGE Energy”) regarding their ownership of us and our general partner;

•	operating hazards and other risks incidental to transporting, storing, gathering and processing natural gas, NGLs, crude oil and midstream products;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	large customer defaults;

•	changes in the availability and cost of capital;

•	changes in tax status;

•	the effects of existing and future laws and governmental regulations;

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•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices;

•	the suspension, reduction or termination of our customers’ obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, or third-party facilities on which our business is dependent;

•	the effects of future litigation; and

•

other factors set forth in this prospectus supplement and our other filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference herein.

Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which are incorporated by reference herein, for information regarding risks you should consider before making a decision to purchase any notes in this offering.

Enable Midstream Partners, LP

Enable Midstream Partners, LP (NYSE: ENBL) is a Delaware limited partnership formed in May 2013 by CenterPoint Energy, OGE Energy and ArcLight Capital Partners, LLC to own, operate and develop midstream energy infrastructure assets strategically located to serve our customers. Our assets and operations are organized into two reportable segments: (i) gathering and processing and (ii) transportation and storage. Our gathering and processing segment primarily provides natural gas and crude oil gathering and natural gas processing services to our producer customers. Our transportation and storage segment provides interstate and intrastate natural gas pipeline transportation and storage services primarily to our producer, power plant, local distribution company and industrial end-user customers.

Our general partner, Enable GP, LLC, is a Delaware limited liability company and has ultimate responsibility for conducting our business and managing our operations.

Our primary business objective is to increase the cash available for distribution to our unitholders over time while maintaining our financial flexibility. Our business strategies for achieving this objective include capitalizing on organic growth opportunities associated with our strategically located assets and growing through accretive acquisitions and disciplined development. As part of these efforts, we continuously engage in discussions with new and existing customers regarding the development of potential projects to develop new midstream assets to support their needs as well as discussions with potential counterparties regarding opportunities to purchase or invest in complementary assets in new operating areas or midstream business lines. These growth, acquisition and development efforts often involve assets which, if acquired or constructed, could have a material effect on our financial condition and results of operations.

Typically, we do not announce a transaction until after we have executed a definitive agreement. However, in certain cases in order to protect our business interests or for other reasons, we may defer public announcement of a transaction until closing or a later date. Past experience has demonstrated that the pace of discussions and negotiations regarding potential transactions is unpredictable and can advance or terminate in a short period of time.

Recent Developments

In July 2016, CenterPoint Energy, Inc. (“CenterPoint”) and its wholly owned subsidiary, CenterPoint Energy Resources Corp. (“CERC”), provided a notice under Enable’s Fourth Amended and Restated Agreement of Limited Partnership and Enable GP’s Third Amended and Restated Limited Liability Company Agreement (the “First Notice”) to OGE Energy Corp. (“OGE”) of CenterPoint’s intention to solicit offers from unrelated third parties to acquire all or a portion of the common units and subordinated units of Enable owned by CERC and all of the membership interests of Enable GP owned by CERC. In January 2017, CenterPoint and CERC provided a second notice (the “Second Notice”) to OGE of CenterPoint’s solicitation of offers from unrelated third parties to acquire all or any portion of the common units and subordinated units of Enable owned by CERC and all of the membership interests of the general partner of Enable owned by CERC.

In August 2016, in response to the First Notice, and again in February 2017, in response to the Second Notice, OGE submitted to CenterPoint a proposal (the “Proposal”) to acquire, in conjunction with a third party, all of CERC’s membership interests in Enable GP and all of the common units and subordinated units of Enable owned by CERC. In February 2017, CenterPoint stated that it continues to evaluate strategic alternatives for its investment in us, including evaluating OGE’s Proposal, evaluating a spin-off, continuing discussions with third parties regarding other sales or dispositions of CenterPoint’s interests and, if none of these options achieve its strategic objectives, maintaining its investment in us. CenterPoint’s and OGE’s business plans with respect to their investment in us may be considered by credit rating agencies in their assessment of our credit ratings and profile. We cannot assure you that any such sale or other disposition of CenterPoint’s investment in us will be consummated or of the impact of any such transaction on our strategic direction or our business and results of operations.

Our Principal Executive Offices

Our principal executive offices are located at One Leadership Square, 211 North Robinson Avenue, Suite 150, Oklahoma City, Oklahoma 73102, and our telephone number is (405) 525-7788.

The Offering

Issuer	Enable Midstream Partners, LP.

Notes Offered	$700,000,000 aggregate principal amount of 4.400% Senior Notes due 2027.

Maturity Date	The notes will mature on March 15, 2027.

Interest	The notes bear interest at the annual rate of 4.400%.

Interest on the notes will accrue from March 9, 2017 and will be payable on March 15 and September 15 of each year, commencing on September 15, 2017.

Ranking of the Notes	The notes will be:

•

our senior unsecured obligations ranking equally in right of payment with all of our existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility and 2015 term loan agreement;

•	senior in right of payment to any subordinated indebtedness;

•	effectively junior to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to all debt and other liabilities of our subsidiaries.

As of December 31, 2016, after giving effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds,” we would have had approximately $3.05 billion aggregate principal amount of indebtedness outstanding on a consolidated basis, of which $250 million is indebtedness of our subsidiaries and none of which is secured. See “Capitalization” and “Description of the Notes.”

Optional Redemption	Prior to December 15, 2026 (three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•

the sum of the present values of the remaining scheduled payments of principal and interest on such notes that would have been due if the notes matured on December 15, 2026 (three months prior to the maturity date of the notes) (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such redemption date.

At any time on or after December 15, 2026 (three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

See “Description of the Notes—Optional Redemption.”

Certain Covenants	We will issue the notes under a supplement to an indenture with U.S. Bank National Association, as trustee. The indenture governing the notes contains certain restrictions, including, among others, limitations on our ability and the ability of our principal subsidiaries to:

•	consolidate or merge and sell all or substantially all of our and our subsidiaries’ assets and properties;

•

create, or permit to be created or to exist, any lien upon any of our or our principal subsidiaries’ principal property, or upon any shares of stock of any principal subsidiary, to secure any debt; and

•	enter into certain sale-leaseback transactions.

These covenants are subject to important exceptions and qualifications. See “Description of the Notes—Covenants.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $691.3 million, after deducting the underwriting discount and expenses. We intend to use the net proceeds from this offering for general partnership purposes, including to repay amounts outstanding under our revolving credit facility. Amounts repaid under our revolving credit facility may be reborrowed to fund our ongoing capital expenditure program and for working capital purposes. See “Use of Proceeds.”

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, as a result, will receive a portion of the net proceeds of this offering. See “Underwriting.”

Form and Denomination	The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be available only in book-entry form and will be represented by one or more permanent global notes in fully registered form, without interest coupons, and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC.

Further Issuances	We may, from time to time, without notice to or consent of the holders of the notes, issue additional notes having the same interest rate, maturity and other terms as the notes offered hereby. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series under the indenture.

Trading Market	The notes will constitute a new issue of securities with no established trading market.

Trustee	U.S. Bank National Association will act as the trustee under the indenture.

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 2 of the accompanying prospectus, together with the documents and other cautionary statements contained or incorporated by reference herein or therein, before investing in the notes.

RISK FACTORS

Our business is subject to uncertainties and risks. Before making an investment in the notes, you should carefully consider the risk factors set forth below and those included in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference herein, together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. If any of the events or circumstances discussed in the foregoing documents or below actually occurs, our business, financial condition, results of operations, liquidity or ability to make distributions could suffer and you could lose all or part of your investment. Please also read “Forward-Looking Statements.”

Risks Related to Our Indebtedness and the Notes

Our existing indebtedness, and any future indebtedness, as well as the restrictions in our debt agreements may adversely affect our future financial and operating flexibility and our ability to service the notes.

As of December 31, 2016, after giving effect to this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” we would have had approximately $3.05 billion of long-term debt outstanding, excluding the premiums and discounts on senior notes. As of March 2, 2017, there were $755 million of outstanding borrowings and $3 million in letters of credit outstanding under our revolving credit facility, and the remaining borrowing capacity under our revolving credit facility was $992 million. Our commercial paper borrowings effectively reduce our borrowing capacity under our revolving credit facility. As of March 2, 2017, no borrowings were outstanding under our commercial paper program. As of March 2, 2017, $450 million was outstanding under our 2015 term loan agreement.

Our existing indebtedness and the additional debt we may incur in the future for, among other things, working capital, capital expenditures, acquisitions or operating activities may adversely affect our liquidity and, therefore, our ability to make interest payments on the notes.

Among other things, our existing indebtedness may be viewed negatively by credit rating agencies, which could result in increased costs for us to access the capital markets. Any future downgrade of the debt issued by us could significantly increase our capital costs or adversely affect our ability to raise capital in the future.

Debt service obligations and restrictive covenants in our revolving credit facility, 2015 term loan agreement and the indenture governing the notes may adversely affect our ability to finance future operations, pursue acquisitions and fund other capital needs. In addition, this leverage may make our results of operations more susceptible to adverse economic or operating conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.

The indenture governing the notes will permit us to incur additional debt, which would be equal in right of payment to the notes. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt would be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We will make only limited covenants in the indenture governing the notes and these limited covenants may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would structurally rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes; or

•	restrict our ability to make investments or to pay distributions or make other payments in respect of our common units or other securities ranking junior to the notes.

The indenture will also permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, and to engage in leaseback arrangements, subject to certain limitations. Any of these actions could adversely affect our ability to make principal and interest payments on the notes.

We derive a substantial portion of our operating income and cash flow from subsidiaries through which we hold a substantial portion of our assets.

We derive a substantial portion of our operating income and cash flow from, and hold a substantial portion of our assets through, our subsidiaries. As a result, we depend on distributions from our subsidiaries in order to meet our payment obligations. In general, these subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, limit our subsidiaries’ ability to make payments or other distributions to us, and our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. If our subsidiaries are prevented from distributing funds to us, we may be unable to pay all the principal and interest on the notes when due.

The notes will not be guaranteed by any of our subsidiaries and, as a result, the notes will be structurally subordinated to the debt and other liabilities of our subsidiaries.

Our obligations under the notes will not be guaranteed by any of our existing or future subsidiaries. A substantial portion of our operating assets are owned by our subsidiaries. Creditors of our subsidiaries may have claims with respect to the assets of those subsidiaries that rank effectively senior to the notes. In the event of any distribution or payment of assets of those subsidiaries in any dissolution, winding up, liquidation, reorganization or bankruptcy proceeding, the claims of those creditors would be satisfied prior to making any such distribution or payment to us in respect of our equity interests in those subsidiaries. Consequently, after satisfaction of the claims of those creditors, there may be little or no amounts available to make payments on the notes. As of March 2, 2017, after giving effect to this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” our subsidiaries would have had $250 million of debt outstanding. Those subsidiaries are not prohibited under the indenture governing the notes from incurring additional debt in the future.

The notes will be our senior unsecured obligations and will be junior to secured indebtedness we may incur in the future to the extent of the value of the collateral securing that debt.

The notes will be our senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior unsecured debt. Because the notes are unsecured, holders of secured debt we may incur in the future would have claims with respect to the assets constituting collateral for such debt. Consequently, any such secured debt would effectively be senior to the notes to the extent of the value of the collateral securing that debt. Currently, we do not have any secured debt. Although the indenture governing the notes will place some limitations on our ability to create liens securing indebtedness, there will be significant exceptions to these limitations that would allow us to secure significant amounts of debt without equally and ratably securing the notes. If we were to incur secured indebtedness and such indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. In that event, you may not be able to recover all the principal or interest you are due under the notes.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to make payments on the notes.

Unlike a corporation, our partnership agreement requires us, subject to distributions on our 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units representing limited partner interests, to distribute, on a quarterly basis, 100% of our available cash to our unitholders and our general partner. Available cash is generally defined as all of our (a) cash on hand as of the end of a quarter, after the payment of our expenses and the establishment of cash reserves, and (b) cash on hand resulting from working capital borrowings made after the end of the quarter. Our general partner will determine the amount and timing of our available cash distributions and has broad discretion to establish and make additions to our reserves or the reserves of our subsidiaries in amounts it determines to be necessary or appropriate to provide for the proper conduct of our business, comply with applicable law or any of our debt or other agreements and to provide funds for distributions to our unitholders for any one or more of the next four calendar quarters.

Although our payment obligations to our unitholders are subordinate to our payment obligations to noteholders, the value of our units may decrease with decreases in the amount that we distribute per unit. Accordingly, if we experience a liquidity problem in the future, the value of our units may decrease, and we may not be able to issue equity to recapitalize or otherwise improve our liquidity.

We may not be able to generate sufficient cash to service all of our debt, including the notes and our debt under our revolving credit facility and 2015 term loan agreement, and we may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including amounts outstanding under our revolving credit facility and 2015 term loan agreement.

In addition, if our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our debt, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and would permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. However, our revolving credit facility and 2015 term loan agreement contain restrictions on our ability to dispose of assets. We may not be able to consummate those dispositions, and any proceeds may not be adequate to meet any debt service obligations then due. See “Description of Certain Other Indebtedness.”

Your ability to transfer the notes may be limited by the absence of an organized trading market.

The notes are a new issue of securities with no established trading market. We do not currently intend to apply for listing of the notes on any securities exchange or have the notes quoted on any automated quotation system. Although certain of the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so. In addition, the underwriters may discontinue any such market making at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we can give no assurance as to the development, continuation or liquidity of any market for the notes.

Changes in our credit rating or outlook or in the rating assigned by a rating agency to the notes could adversely affect the market price or liquidity of the notes.

Credit rating agencies continually revise their ratings and outlook for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings or outlook for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings or outlook could have an adverse effect on the price of the notes.

We expect that the notes will be rated by nationally recognized statistical rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service, or the IRS, were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, it would substantially reduce the amount of cash available for payment on the notes. If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce the amount of cash available for payment on the notes.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35.0%, and would likely pay state and local income tax at varying rates. Treatment of us as a corporation for federal tax purposes would result in a material reduction in our anticipated cash flows, which could materially and adversely affect our ability to make payments on the notes.

The present federal income tax treatment of publicly traded partnerships, including us, may be modified by administrative, legislative or judicial interpretation at any time. From time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Additionally, on January 24, 2017, final regulations that provide industry-specific guidance regarding whether income earned from certain activities will constitute qualifying income were published in the Federal Register by the IRS and the U.S. Department of the Treasury. We believe that we will continue to be able to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes under the new rules. However, any other modification to the federal income tax laws and interpretations thereof could make it more difficult or impossible to meet such exception. We are unable to predict whether any such changes will ultimately be enacted, but it is possible that a change in law could affect us and may, if enacted, be applied retroactively. Any such change could negatively impact the amount of cash we have to make payments on the notes.

Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of such additional tax on us by a state will reduce the amount of cash available for payment on the notes.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax laws and regulations, including federal and state income taxes and transactional taxes such as excise, sales/use, payroll, franchise and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. Further, taxing authorities may change their application of existing taxes, so that additional entities or transactions may become subject to an existing tax. Many of these tax liabilities are subject to audits by the respective taxing authority. These audits may result in additional tax payments, as well as interest and penalties, which would reduce our ability to service our indebtedness, including the notes.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after 2017, the IRS (and some states) may collect any resulting taxes (including any applicable penalties and interest) directly from us, in which case our ability to service our indebtedness, including the notes, might be substantially reduced.

Pursuant to the Bipartisan Budget Act of 2015, if the IRS makes audit adjustments to our income tax returns for tax years beginning after 2017, it may collect any resulting taxes (including any applicable penalties and interest) directly from us. We will generally have the ability to shift any such tax liability to our general partner and our unitholders in accordance with their interests in us during the year under audit, but there can be no assurance that we will be able to do so (and will choose to do so) under all circumstances, or that we will be able to (or choose to) effect corresponding shifts in state income or similar tax liability resulting from the IRS adjustment in states in which we do business in the year under audit or in the adjustment year. If we make payments of taxes, penalties and interest resulting from audit adjustments, our ability to service our indebtedness, including the notes, might be substantially reduced.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $691.3 million, after deducting the underwriting discount and estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering for general partnership purposes, including to repay amounts outstanding under our revolving credit facility. Amounts repaid under our revolving credit facility may be reborrowed to fund our ongoing capital expenditure program and for working capital purposes.

As of March 2, 2017, there were $755 million of outstanding borrowings and $3 million in letters of credit outstanding under our revolving credit facility. As of March 2, 2017, the weighted average interest rate applicable to borrowings under our revolving credit facility was 2.27%.

Existing borrowings under our revolving credit facility were incurred to fund our ongoing capital expenditure program and for working capital purposes. For a detailed description of our revolving credit facility, please read “Description of Certain Other Indebtedness” herein.

Affiliates of certain of the underwriters are lenders under our revolving credit facility and, as a result, will receive a portion of the net proceeds of this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2016:

•	on a historical basis; and

•	as adjusted to reflect the sale of the notes in this offering and the application of the net proceeds therefrom as described in “Use of Proceeds.”

You should read this table in conjunction with our historical financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus for additional information about our capital structure.

	As of December 31, 2016
	Historical	As Adjusted
	(In millions)
Cash and cash equivalents	$6	$61

Total long-term debt:
Revolving Credit Facility (1)	636	—
2015 Term Loan Agreement	450	450
2.400% Senior Notes due 2019	500	500
3.900% Senior Notes due 2024	600	600
5.000% Senior Notes due 2044	550	550
EOIT 6.25% Senior Notes due 2020	250	250
4.400% Senior Notes due 2027 offered hereby	—	700
Premium (Discount) on long-term debt	17	14

Total debt	$3,003	$3,064

Unamortized debt expense	(10)	(16)

Total long-term debt	$2,993	$3,048

Partners’ Equity:
Series A Preferred Units	362	362
Common units	3,737	3,737
Subordinated units	3,683	3,683
Noncontrolling interest	12	12

Total Partners’ Equity	7,794	7,794

Total capitalization	$10,787	$10,842

(1)	As of March 2, 2017, there were $755 million of outstanding borrowings and $3 million in letters of credit outstanding under our revolving credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratios of earnings to fixed charges, on a historical and pro forma basis, for us for each of the periods indicated.

	Year Ended December 31,
	2016	2015		2014	2013	2012
Ratio of earnings to fixed charges(1)	3.72	—	(2)	6.73	5.99	6.61
Pro forma ratio of earnings to fixed charges(3)	3.26

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income or loss from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus amortization of capitalized interest, plus distributed earnings from unconsolidated affiliates, plus noncontrolling interest in pre-tax loss of subsidiaries, less capitalized interest, less noncontrolling interest in pre-tax income of subsidiaries. Fixed charges consist of interest expensed, capitalized interest, amortization of deferred loan costs and an estimate of the interest within rental expense.
(2)	Earnings were inadequate to cover fixed charges by $761 million for the year ended December 31, 2015. As a result, the ratio of earnings to fixed charges was less than 1.0 for such period.
(3)	Pro forma ratio of earnings to fixed charges is calculated to give effect to this offering and the application of the net proceeds as described in “Use of Proceeds.”

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Revolving Credit Facility

On June 18, 2015, we amended and restated our $1.75 billion, five-year senior unsecured revolving credit facility, or our revolving credit facility. As of March 2, 2017, there was $3 million in letters of credit outstanding under our revolving credit facility and $755 million in principal advances under our revolving credit facility. However, as discussed below, commercial paper borrowings effectively reduce our borrowing capacity under our revolving credit facility. At March 2, 2017, no borrowings were outstanding under our commercial paper program.

Outstanding borrowings under our revolving credit facility bear interest at the LIBOR and/or an alternate base rate, at our election, plus an applicable margin. The applicable margin is based on our applicable credit ratings. As of March 2, 2017, the applicable margin for LIBOR-based borrowings under our revolving credit facility was 1.50% based on our credit ratings. As of March 2, 2017, the weighted average interest rate applicable to borrowings under our revolving credit facility was 2.27%. In addition, our revolving credit facility requires us to pay a fee on unused commitments. The commitment fee is based on each lender’s unused commitment amount during the preceding quarter and our applicable credit rating from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and Fitch. Inc. As of March 2, 2017, the commitment fee under our revolving credit facility was 0.20% per annum based on our credit ratings.

Advances under our revolving credit facility are subject to certain conditions precedent, including the accuracy in all material respects of certain representations and warranties and the absence of any default or event of default. Advances under our revolving credit facility may be used to repay or refinance indebtedness outstanding from time to time and for other general partnership purposes, including to fund acquisitions, investments and capital expenditures.

Our revolving credit facility contains a financial covenant requiring us to maintain a ratio of consolidated funded debt to consolidated EBITDA as defined under our revolving credit facility as of the last day of each fiscal quarter of less than or equal to 5.00 to 1.00; provided that, for a certain period of time following the consummation by us or certain of our subsidiaries of any acquisition with a purchase price that, when combined with the aggregate purchase price for all other such acquisitions in any rolling 12-month period, is equal to or greater than $25 million, the consolidated funded debt to consolidated EBITDA ratio as of the last day of each such fiscal quarter during such period would be permitted to be up to 5.50 to 1.00.

Our revolving credit facility also contains covenants that restrict us and certain subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of subsidiary indebtedness, incurrence of liens, transactions with affiliates, designation of subsidiaries as Excluded Subsidiaries (as defined in our revolving credit facility), restricted payments, changes in the nature of their respective businesses and entering into certain restrictive agreements. Borrowings under our revolving credit facility are subject to acceleration upon the occurrence of certain defaults, including, among others, payment defaults on such facility, breach of representations, warranties and covenants, acceleration of indebtedness (other than intercompany and non-recourse indebtedness) of $100 million or more in the aggregate, change of control, nonpayment of uninsured money judgments in excess of $100 million, and the occurrence of certain ERISA and bankruptcy events, subject where applicable to specified cure periods.

2015 Term Loan Agreement

On July 31, 2015, we entered into a $450 million, three-year unsecured term loan agreement, or the 2015 term loan agreement. The 2015 term loan agreement contains an option, which may be exercised up to two times, to extend the term of the 2015 term loan agreement, in each case, for an additional one year term. The 2015 term loan agreement provides an option to prepay, without penalty or premium, the amount outstanding, or any portion thereof, in a minimum amount of $1 million, or any multiple of $0.5 million in excess thereof. At March 2, 2017, $450 million was outstanding under our 2015 term loan agreement.

Outstanding borrowings under the 2015 term loan agreement bear interest at the LIBOR and/or an alternate base rate, at our election, plus an applicable margin. The applicable margin is based on our applicable credit ratings. As of March 2, 2017, the applicable margin for LIBOR-based borrowings under the 2015 term loan agreement was 1.375% based on our credit ratings. As of March 2, 2017, the weighted average interest rate applicable to borrowings under our 2015 term loan agreement was 2.15%.

The 2015 term loan agreement contains substantially the same covenants as our revolving credit facility.

Commercial Paper Program

We commenced a commercial paper program in January 2014, pursuant to which we are authorized to issue up to $1.4 billion of commercial paper. The commercial paper program is supported by our revolving credit facility, and outstanding commercial paper effectively reduces our borrowing capacity thereunder. As of March 2, 2017, no borrowings were outstanding under our commercial paper program.

Partnership Senior Notes

On May 27, 2014, we completed the private offering of $500 million 2.400% senior notes due 2019 (“2019 Notes”), $600 million 3.900% senior notes due 2024 (“2024 Notes”) and $550 million 5.000% senior notes due 2044 (“2044 Notes” and, together with the 2019 Notes and 2024 Notes, our “Partnership Senior Notes”), which included registration rights requiring us to file with the SEC a registration statement relating to a registered offer to exchange our Partnership Senior Notes for new series of notes in the same aggregate principal amount as, and with terms substantially identical in all respects to, the Partnership Senior Notes. We received aggregate proceeds of $1.63 billion. On December 29, 2015, we completed the exchange offer.

The indenture governing the Partnership Senior Notes contains certain restrictions similar to those applicable to the notes offered hereby, including, among others, limitations on our ability and the ability of our principal subsidiaries to: (i) consolidate or merge and sell all or substantially all of our and our subsidiaries’ assets and properties; (ii) create, or permit to be created or to exist, any lien upon any of our or our principal subsidiaries’ principal property, or upon any shares of stock of any principal subsidiary, to secure any debt; and (iii) enter into certain sale-leaseback transactions. These covenants are subject to certain exceptions and qualifications.

Enable Oklahoma Senior Notes

As of December 31, 2016, our debt included Enable Oklahoma Intrastate Transmission, LLC’s $250 million 6.25% senior notes due March 2020 (the “Enable Oklahoma Senior Notes”). The Enable Oklahoma Senior Notes have $18 million unamortized premium at December 31, 2016, resulting in an effective interest rate of 3.83%, during the 12 months ended December 31, 2016. These senior notes do not contain any financial covenants other than a limitation on liens. This limitation on liens is subject to certain exceptions and qualifications.

DESCRIPTION OF THE NOTES

We will issue the notes under the indenture, dated as of May 27, 2014 (the “base indenture”), between us and U.S. Bank National Association, as trustee, supplemented by a supplemental indenture we will enter into with the trustee in connection with the closing of this offering (together with the base indenture, the “indenture”).

The following description is a summary of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture and the notes. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. You may request copies of the indenture from us as set forth under “—Additional Information.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.

The notes will be issued as a separate series of debt securities under the indenture. We may issue additional series of debt securities from time to time under the indenture, and there is no limitation on the amount of debt securities we may issue under the indenture. Our 2.400% Senior Notes due 2019, 3.900% Senior Notes due 2024 and 5.000% Senior Notes due 2044 are currently outstanding under the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of us, except to the limited extent described below under “—Covenants—Consolidation, Merger, Conveyance or Transfer.”

You can find the definitions of various terms used in this description under “—Certain Definitions” below. In this description, the terms “Enable,” “we,” “us” and “our” refer only to Enable Midstream Partners, LP and not to any of its subsidiaries.

General

The notes will be:

•

our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness, including indebtedness under our revolving credit facility and the 2015 term loan agreement;

•	senior in right of payment to any subordinated indebtedness;

•	effectively junior to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to all debt and other liabilities of our subsidiaries.

The notes will not be guaranteed by any of our subsidiaries.

As of December 31, 2016, after giving effect to this offering and the application of the net proceeds therefrom, we would have had approximately $3.05 billion aggregate principal amount of indebtedness outstanding on a consolidated basis, of which $250 million is indebtedness of our subsidiaries.

Further Issuances

We may, from time to time after the closing of this offering, without notice to or the consent of the holders of the notes or the trustee, increase the principal amount of the notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, the price to the public and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes previously issued for all purposes under the indenture.

Principal, Maturity and Interest

We will issue the notes in an initial aggregate principal amount of $700 million. The notes will mature on March 15, 2027 and will bear interest at the annual rate of 4.400%. Interest on the notes will accrue from March 9, 2017 and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2017. We will make each interest payment to the holders of record at the close of business on the March 1 and September 1 preceding such interest payment date (whether or not a business day). Interest will be computed and paid with respect to the notes on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

Form, Denomination and Registration of Notes

The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global notes, as described below under “—Book-Entry System, Form and Delivery.”

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. No service charge will be imposed in connection with any transfer or exchange of any note, but we, the registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require such holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar; provided, however, that we will be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the trustee or an affiliate of the trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where the notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.

Optional Redemption

At any time prior to the Par Call Date, we will have the right to redeem the notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes that would have been due if the notes matured on the Par Call Date (exclusive of interest accrued to the redemption date)

discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such redemption date. From and after the Par Call Date, we will have the right to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed, calculated as if the maturity date of the notes were the Par Call Date (the “Remaining Term”), that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Term of such notes; provided, however, that if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any redemption date for notes, (1) the average of two Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means December 15, 2026 (three months prior to the maturity date of the notes).

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc. and RBC Capital Markets, LLC and their respective successors which are U.S. government securities dealers (a “Primary Treasury Dealer”); provided, however, that if the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, (ii) a Primary Treasury Dealer selected by MUFG Securities Americas Inc. and (iii) one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding any redemption date.

Redemption Procedures

If fewer than all of the notes are to be redeemed at any time, such notes will be selected for redemption at least 60 days prior to the redemption date and such selection will be made by the trustee on a pro rata basis or by lot (whichever is consistent with the trustee’s customary practice); provided, that if the notes are represented by global notes, interests in such global notes will be selected for redemption by The Depository Trust Company (“DTC”) in accordance with its customary procedures; provided further, that no partial redemption of any note will occur if such redemption would reduce the principal amount of such note to less than $2,000. Notices of redemption with respect to the notes will be sent not less than 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at such holder’s registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption unless we default in the payment of the redemption price.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time repurchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Covenants

The indenture will include the following covenants with respect to the notes:

Consolidation, Merger, Conveyance or Transfer

The indenture provides that Enable may not directly or indirectly consolidate with or merge with or into any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets and properties of Enable and its Subsidiaries to a Person other than Enable or its Subsidiaries in one or more related transactions unless:

•

either: (a) in the case of a merger or consolidation, Enable is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than Enable) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a Person formed, organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•

the Person formed by or surviving any such consolidation or merger (if other than Enable) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, expressly assumes all of Enable’s obligations under the notes and the indenture pursuant to a supplemental indenture or other agreement reasonably satisfactory to the trustee;

•

Enable or the successor Person delivers an officer’s certificate and opinion of counsel to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture or other agreement required in connection therewith comply with the indenture and that all conditions precedent set forth in the indenture have been complied with; and

•	immediately after giving effect to the transaction, no event of default or default under the indenture will have occurred and be continuing.

Upon the assumption of Enable’s obligations under the indenture by a successor, Enable will be discharged from all obligations under the indenture (except in the case of a lease of all or substantially all of the assets and properties of Enable and its Subsidiaries).

Limitation on Liens

The indenture provides that while any of the notes remain outstanding, Enable may not, and may not permit any Principal Subsidiary to, create, or permit to be created or to exist, any Lien upon any Principal Property of Enable or of a Principal Subsidiary, or upon any shares of stock of any Principal Subsidiary, whether such

Principal Property is, or shares of stock are, owned on or acquired after the Issue Date, to secure any Debt, unless the notes then outstanding are equally and ratably secured by such Lien for so long as any such Debt is so secured, other than:

•

purchase money mortgages, or other purchase money Liens or capitalized leases of any kind upon property acquired by Enable or any Principal Subsidiary after the Issue Date, or Liens of any kind existing on any property or any shares of stock at the time of the acquisition thereof (including Liens that exist on any property or any shares of stock of a Person that is consolidated with or merged with or into Enable or any Principal Subsidiary or that transfers or leases all or substantially all of its properties to Enable or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the indenture, so long as no such Lien extends to or covers any other property of Enable or such Principal Subsidiary;

•

Liens upon any property of Enable or any Principal Subsidiary or upon any shares of stock of any Principal Subsidiary existing as of the Issue Date or upon the property or any shares of stock of any entity, which Liens existed at the time such entity became a Subsidiary of Enable;

•

Liens for taxes or assessments or other governmental charges or levies relating to amounts that are not yet delinquent (after giving effect to any applicable grace period) or are being contested in good faith by appropriate proceedings;

•

pledges or deposits to secure: (a) other governmental charges or levies; (b) obligations under worker’s compensation laws, unemployment insurance, pension plans and other social security legislation, retirement benefits and/or other similar legislation; (c) performance in connection with bids, tenders, contracts (other than contracts for the payment of money or borrowed money) or leases to which Enable or any Principal Subsidiary is a party; (d) public or statutory obligations of Enable or any Principal Subsidiary; and/or (e) surety, stay, appeal, indemnity, customs, performance or return-of- money bonds or pledges or deposits in lieu thereof and other obligations of a like nature or arising as a result of progress payments under a contract;

•

any builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’, and/or other similar Liens which, if the Liens relate to obligations of Enable or any Principal Subsidiary, is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings, and any undetermined Lien which is incidental to construction, development, improvement or repair;

•

Liens created by or resulting from any litigation, proceeding, decree or order of any court or governmental authority that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which Enable or any Principal Subsidiary has not exhausted its appellate rights;

•

Liens on deposits, investments or other property or rights required by any Person (a) with whom Enable or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities, derivative or other similar contracts (or, in each case, any credit support therefor) (i) in the ordinary course of business and (ii) in accordance with established risk management policies or practices or otherwise approved by the Board of Directors of Enable GP or a committee thereof and/or (b) to secure liability to insurance carriers under insurance or self-insurance arrangements;

•	Liens in connection with leases or subleases (other than capital leases) made by, or existing on property acquired, owned or leased by, Enable or any Principal Subsidiary;

•

Liens securing obligations, neither assumed by Enable or any Principal Subsidiary nor on account of which Enable or any Principal Subsidiary customarily pays interest, upon real estate or under which Enable or any Principal Subsidiary has a right-of-way, easement, franchise or other servitude or of which Enable or any Principal Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or other equipment or facilities;

•

easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property, survey exceptions or irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially interfere with the use of such property in the operation of the business of Enable and its Subsidiaries, taken as a whole, or materially impair the value of such property for the purpose of such business;

•

Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

•

Liens of any kind upon any property acquired, constructed, developed, repaired or improved by Enable or any Principal Subsidiary (whether alone or in association with others) that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed, repaired or improved, after the completion of such construction, development, repair or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development, repair or improvement the Liens may not apply to any property theretofore owned by Enable or any Principal Subsidiary other than property which was the subject of such construction, development, repair or improvement;

•	Liens in favor of Enable, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries of Enable or any of the foregoing in combination;

•

the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any transaction expenses, underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

•

any Lien not excepted by the foregoing clauses; provided that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of Enable or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause, together with all net sale proceeds from any Sale-Leaseback Transactions, as defined under “—Limitation on Sale-Leaseback Transactions,” subject to certain exceptions, does not exceed an amount equal to 15% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien. Notwithstanding the foregoing, for purposes of making the calculation set forth in this clause, with respect to any such secured indebtedness of a non-wholly owned Principal Subsidiary of Enable with no recourse to Enable or any wholly owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of indebtedness for borrowed money reflecting Enable’s pro rata ownership interest in such non-wholly owned Principal Subsidiary will be included in calculating compliance herewith.

Limitation on Sale-Leaseback Transactions

While the notes remain outstanding, Enable may not, and may not permit any Principal Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

•

the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the relevant Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and Enable has elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in the third clause below);

•

Enable or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the notes; or

•

Enable or such Principal Subsidiary, within 365 days after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (1) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of Enable or a Subsidiary of Enable (A) for borrowed money or (B) evidenced by bonds, debentures, notes or other similar instruments, or (2) investment in another Principal Property.

Additional Covenants

Payment of Principal, any Premium, Interest or Additional Amounts. We will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series, including the notes, in accordance with their terms and the terms of the indenture.

Maintenance of Office or Agency. We will maintain an office or agency in each place of payment for the notes for notice and demand purposes and for the purposes of presenting or surrendering the notes for payment, registration of transfer or exchange.

Reports. So long as any notes are outstanding, we will file with the trustee, within 30 days after we have filed the same with the SEC, unless such reports are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we will furnish to the trustee and file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that are required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Events of Default

The following are events of default under the indenture with respect to each series of the notes:

(a)	default for 30 days in the payment when due of interest on, or any additional amount in respect of, the notes of such series;

(b)	default in the payment of principal of or any premium or any additional amounts payable in respect of such principal or premium on the notes of such series when due;

(c)	failure by us for 60 days after receipt of written notice from the trustee upon direction from holders of at least 25% in principal amount of the then outstanding notes of such series, to observe or perform any other applicable covenants or agreements in the indenture (other than those described in clauses (a) or (b) immediately above) and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) we are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default; or

(d)	certain events of bankruptcy, insolvency or reorganization of us as more fully described in the indenture.

If an event of default described in clause (d) above occurs, then the principal amount of all of the notes outstanding shall automatically become due and payable immediately, without action or notice. If an event of default specified in any clause other than (d) above shall occur and be continuing, and we and the trustee receive written notice that holders of at least 25% in aggregate principal amount of the outstanding notes of such series have declared the principal of such series to be due and payable immediately, then upon any such declaration the same shall become and shall be immediately due and payable, anything contained in the indenture or in the notes of such series or established with respect to the notes of such series to the contrary notwithstanding. Any past or existing default or event of default with respect to the notes of such series under the indenture may be waived by the holders of not less than a majority in aggregate principal amount of the outstanding notes of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any notes of such series, or (2) in respect of a covenant or provision of the indenture that, pursuant to the indenture, cannot be modified or amended without the consent of the holder of each outstanding note of such series affected thereby.

The indenture provides that within 90 days after the occurrence of a default under the indenture of which the trustee has actual knowledge, the trustee is to give notice of such default to the holders of the relevant series of notes, but the trustee may withhold notice to the holders of any default with respect to any series of notes (except in case of a default in the payment of principal of or interest or premium on the notes) if the trustee determines in good faith that it is in the best interest of holders to do so.

The indenture contains a provision disclaiming liability of the trustee in its individual capacity with respect to any action taken, suffered or omitted to be taken by the trustee in good faith in accordance with the indenture and, to the extent not provided in the indenture, with respect to any act requiring the trustee to exercise its own discretion, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power confirmed upon the trustee, under the indenture or any debt securities, unless it is proven that, in connection with any such action taken, suffered or omitted or any such act, the trustee was negligent, acted in bad faith or engaged in willful misconduct. In addition, the indenture contains a provision disclaiming liability of the trustee with respect to any action taken, suffered or omitted to be taken by it or at the direction of the holders of a majority in aggregate principal amount of the outstanding notes relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising or omitting to exercise any trust or power conferred upon the trustee, under the indenture. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the notes of such series; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines that the actions or proceedings as directed would be unduly prejudicial to the rights of holders of the notes of such series not joining in such actions or proceeding. The right of a holder to institute a proceeding with respect to the notes of any series is subject to certain conditions precedent including, without limitation, that in case of an event of default specified in any clause other than (d) of the first paragraph above under “Events of Default,” holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee, have offered to indemnify the trustee for the trustee’s costs, expenses and liabilities to be incurred in compliance with such request, and the trustee has failed to institute a proceeding within 60 days after its receipt of such request and offer of indemnity.

Notwithstanding any other provision in the indenture, the holder of any note has an absolute right to receive the principal of, premium, if any, and interest on and additional amounts with respect to the notes when due and to institute suit for the enforcement thereof.

We are required to file each year with the trustee a written statement as to our compliance with the covenants contained in the Indenture.

Discharge, Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the indenture with respect to any series of the notes if:

(a)	(i) all notes of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation; or

(ii) the notes of such series not delivered to the trustee for cancellation have become due and payable, or mature within one year, or if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we deposit in trust with the trustee, as trust funds, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay the entire indebtedness on the notes of such series not delivered to the trustee for cancellation;

(b)	we have paid all other sums payable by us under the indenture with respect to the outstanding notes of such series; and

(c)	we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the notes of such series have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of the notes in certain circumstances and to transfer, convert or exchange the notes pursuant to the terms thereof, and our obligations and the obligations of the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes of any series issued thereunder, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the notes of such series (“defeasance”) and (ii) (1) we may omit to comply with the covenant under “—Covenants—Consolidation, Merger, Conveyance or Transfer” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (c) or (e) of the first paragraph under “—Events of Default” and (2) the occurrence of any event described in clause (e) of the first paragraph under “—Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding notes of such series ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to the notes of such series:

(a)	we have irrevocably deposited in trust with the trustee, as trust funds solely for the benefit of the holders of the notes of such series, for the purpose of making the following payments, an amount in money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment, to pay and discharge the principal of, premium, if any, and accrued interest and additional amounts on, the outstanding notes of such series to maturity or earlier redemption date (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(b)	such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(c)	no event of default or event that with notice or lapse of time would become an event of default with respect to such notes shall have occurred and be continuing on the date of such deposit;

(d)	we shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred;

(e)	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance contemplated have been complied with; and

(f)	if the notes are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

Notwithstanding a defeasance or covenant defeasance, among other obligations, our obligations, and the rights of the holders, with respect to the following will survive with respect to the notes of such series until otherwise terminated or discharged under the terms of the indenture:

(a)	the rights of holders of outstanding notes of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such notes when such payments are due and any rights of such holders to convert or exchange such notes for other securities, cash or other property;

(b)	our obligations and those of the trustee with respect to the issuance of temporary notes, the registration, transfer and exchange of the notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and holding payments in trust;

(c)	the rights, powers, trusts, duties and immunities of the trustee; and

(d)	the defeasance or covenant defeasance provisions of the indenture.

Modification and Waiver

The indenture provides that we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or for the purpose of modifying in any manner the rights of the holders of notes of any series under the indenture or the notes of such series, with the consent of the holders of not less than a majority (or such greater amount as is provided for with respect to such series) in principal amount of the outstanding notes of such series. No such supplemental indenture may, however, without the consent of the holder of each note affected thereby:

(a)	change the stated maturity of the principal of, or any premium, installment of interest on or additional amounts with respect to, the notes, or reduce the principal amount thereof, or reduce the interest rate thereon or any additional amounts, or reduce any premium payable on redemption thereof or otherwise, or change our obligation to pay additional amounts with respect thereto, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of any holder, or change the place of payment for any note or the currency in which the principal of, or any premium, interest or additional amounts with respect to, any note is payable, or impair the right to institute suit for the payment of principal of, premium or interest on, or additional amounts with respect to, such notes after such payment is due;

(b)	reduce the percentage of outstanding notes of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver, or reduce the requirements for a quorum or for voting;

(c)	modify any of the provisions of the sections of the indenture relating to amending the indenture, or waiving events of defaults and covenants, except to increase any necessary percentage of principal amount of notes required for such actions, or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; or

(d)	make any change that adversely affects the right to convert or exchange any note into or for common units or other securities, cash or other property in accordance with the terms of the applicable note.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of notes, or that modifies the rights of the holders of notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of notes of any other series.

The indenture provides that we and the trustee may, without the consent of the holders of the notes, enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another person to us and the assumption by any such successor of our covenants in the indenture and in the notes;

(b)	to add to our covenants or to surrender any right or power conferred on us pursuant to the indenture;

(c)	to establish the form and terms of the notes;

(d)	to evidence and provide for a successor trustee under the indenture with respect to one or more series of notes or to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(e)	to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, to comply with any applicable mandatory provision of law, or to make any other provisions with respect to matters or questions arising under such indenture, so long as no such action adversely affects the interests of the holders of any series of then outstanding notes issued thereunder in any material respect;

(f)	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of notes under the indenture;

(g)	to add any additional events of default with respect to all or any series of the notes;

(h)	to supplement any of the provisions of the indenture as may be necessary for the defeasance and discharge of any series of the notes, so long as action does not adversely affect the interests of any holder of an outstanding note of such series or any other debt security in any material respect;

(i)	to make provisions with respect to the conversion or exchange rights of holders of the notes of any series;

(j)	to reflect the release of any guarantor otherwise permitted by the indenture;

(k)	to add guarantors in respect of one or more series of the notes and to provide for the terms and conditions of release thereof;

(l)	to pledge to the trustee as security for one or more series of the notes any property or assets and to provide for the terms and conditions of release thereof;

(m)	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination will become effective only when there is no outstanding note of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(n)	to provide for certificated securities in addition to or in place of global securities;

(o)	to qualify the indenture under the Trust Indenture Act of 1939, as amended;

(p)	with respect to any series of the notes, to conform the text of the indenture or the notes of such series to any provision of the description thereof in our prospectus relating to the initial offering of such notes, to the extent that such provision, in our good faith judgment, was intended to be a verbatim recitation of a provision of the indenture or such notes, so long as such change does not adversely affect the rights of holders of outstanding notes in any material respect; or

(q)	to make any other change that does not adversely affect the rights of holders of any outstanding notes issued under the indenture in any material respect.

Limitation of Liability

Our unitholders, our general partner and its directors, officers and members will not be liable for our obligations under the notes or the indenture, or for any claim based on, or in respect of, such obligations. By accepting a note, each holder of that debt security will have agreed to this provision and waived and released any such liability on the part of our unitholders, our general partner and its directors, officers and members. This waiver and release are part of the consideration for our issuance of the debt securities. It is the view of the SEC that a waiver of liabilities under the federal securities laws is against public policy and unenforceable.

Concerning the Trustee

The trustee will perform only those duties that are specifically set forth in the indenture unless an event of default occurs and is continuing. If an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill in the exercise of its rights and powers under the indenture as a prudent person would exercise in the conduct of his or her own affairs. The trustee is under no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers.

Notice

Notice to holders of the notes will be given by first-class mail at such holder’s address as it appears in the security register or in the case of global notes, notice will be given in accordance with the depositary’s applicable procedures.

Title

We, the trustee and any of our or the trustee’s agents may treat the person in whose name the notes are registered as the owner of the notes, whether or not such notes may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Enable Midstream Partners, LP, One Leadership Square, 211 North Robinson Avenue, Suite 150, Oklahoma City, Oklahoma 73102, Attention: Investor Relations.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for the DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

Consequently, neither we, the trustee nor any agent of Enable or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Enable. Neither Enable nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Enable and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under an applicable series of notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Enable, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies Enable that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Enable fails to appoint a successor depositary;

(2)	Enable, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes, including principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, premium, if any, and interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“business day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of consolidated assets of Enable and its Subsidiaries after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of Enable and its Subsidiaries for the most recently completed fiscal quarter or fiscal year, as applicable.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade and accounts payables and accrued expenses incurred in the ordinary course of business, (e) all capitalized lease obligations of such Person, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations will be deemed to be in an amount equal to the greater of (i) the lesser of (A) the full amount of such obligations and (B) the fair market value of such assets, as determined in good faith by the board of directors of such Person, which determination will be evidenced by a board resolution, and (ii) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (g) all Debt of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Enable GP” means Enable GP, LLC, a Delaware limited liability company, and its successors as the general partner of Enable.

“Issue Date” means the date on which the notes are originally issued.

“Lien” means any mortgage, lien, pledge, security interest, charge, adverse claim, or other encumbrance.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Principal Property” means, whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility owned or leased by Enable or its Subsidiaries and used in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of natural gas, natural gas liquids, propane, crude oil, condensate or fresh or produced water except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such property or asset, plant or terminal which, in the good faith opinion of the Board of Directors of Enable GP as evidenced by resolutions of the Board of Directors of Enable GP, is not material in relation to the activities of Enable and its Subsidiaries, taken as a whole.

“Principal Subsidiary” means any Subsidiary of Enable that owns or leases, directly or indirectly, a Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by Enable or any Principal Subsidiary of any Principal Property to a Person (other than a Principal Subsidiary) and the taking back by Enable or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.

“Subsidiary” means, as to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the outstanding capital stock having ordinary voting power is at the time owned or controlled, directly or indirectly, by such entity or one or more of the other Subsidiaries of such entity or (b) any general or limited partnership or limited liability company, (1) the sole general partner or member of which is the entity or a Subsidiary of the entity or (2) if there is more than one general partner or member, either (x) the only managing general partners or managing members of such partnership or limited liability company are such entity or Subsidiaries of such entity or (y) such entity owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other voting equities of such partnership or limited liability company, respectively.

MATERIAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the notes. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, and judicial decisions and administrative interpretations now in effect, all of which are subject to change, possibly on a retroactive basis, or are subject to different interpretations. There can be no assurance that the IRS will take a similar view of such consequences, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes.

This discussion is limited to initial beneficial owners who purchase the notes for cash at their issue price (the first price at which a substantial amount of the notes is sold to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally property held for investment).

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s special circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks, insurance companies, or other financial institutions;

•	former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	holders subject to the alternative minimum tax;

•	persons holding notes as part of a straddle transaction, hedging transaction, conversion transaction or other “synthetic security” or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons deemed to sell the notes under constructive sale provisions of the Code; and

•	partnerships and other pass-through entities and holders of interests therein.

In addition, the discussion does not consider the effect of U.S. federal estate tax laws or gift tax laws or of any applicable foreign, state, local or other tax laws or income tax treaties.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships acquiring notes should consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR INCOME TAX TREATIES.

Certain Additional Payments

In certain circumstances (see “Description of the Notes—Optional Redemption”), we may pay amounts in excess of the stated interest and principal on the notes. We intend to take the position that the possibility that such additional amounts will be paid does not cause the notes to be treated as contingent payment debt instruments. It is possible that the IRS might take a different position, in which case, the timing, character and amount of taxable income in respect of the notes may be different from that described herein. The remainder of this discussion assumes that the notes are not contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, a “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen or resident alien of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Notes

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and the following discussion assumes, that the notes will not be treated as issued with more than a de minimis amount of original issue discount.

Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between proceeds received on the disposition (excluding any proceeds attributable to accrued but unpaid interest which is taxable as ordinary interest income to the extent not previously included in income) and such holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid by such holder for the note.

In general, any gain or loss realized on the sale, exchange, retirement, redemption or other taxable disposition of a note by a U.S. Holder will be long-term capital gain or loss if, at the time of disposition, the U.S. Holder has held the note for more than one year. The long-term capital gains of individuals, estates and trusts currently are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on, and the proceeds of the sale, exchange, retirement, redemption or other disposition of, notes held by a U.S. Holder, and backup withholding may apply unless the U.S. Holder provides the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed the U.S. Holder’s actual U.S. federal income tax liability and the U.S. Holder timely provides the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” would generally include gross income from interest and net gain from the sale, exchange, retirement, redemption or other taxable disposition of a note, less certain deductions. Prospective investors should consult their own tax advisors with respect to the imposition of this additional tax.

U.S. Federal Income Taxation of Non-U.S. Holders

As used herein, a “Non-U.S. Holder” means a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA withholding below, the payment to a Non-U.S. Holder of interest on a note generally will be exempt from U.S. federal withholding tax under the “portfolio interest” exemption provided that interest on the note is not effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder and the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of our capital or profits interests;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is actually or constructively related to us;

•	is not a bank whose receipt of interest on the note is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	properly certifies as to his foreign status as described below.

The portfolio interest exemption and several of the special rules for Non-U.S. Holders described below generally apply only if a Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), to the applicable withholding agent.

If a Non-U.S. Holder holds a note through a financial institution or other agent acting on its behalf, that Non-U.S. Holder may be required to provide appropriate certifications to the agent. That agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If a Non-U.S. Holder cannot satisfy the requirements described in the preceding paragraphs, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), claiming an exemption from or reduction of the rate of withholding under the benefit of an income tax treaty, or that the interest paid on the note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder satisfies the certification requirements described below. See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Notes

Subject to the discussion of backup withholding and FATCA withholding below, generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, retirement, redemption or other disposition of a note (excluding any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Interest on the Notes”) unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder); or

•

in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

A Non-U.S. Holder whose gain is described in the first bullet point above generally will be subject to U.S. federal income tax in the manner described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” A Non-U.S. Holder described in the second bullet point above generally will be subject to a flat 30% rate (or lower applicable treaty rate) of U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, then the income or gain from the note will generally be subject to U.S. federal income tax at regular graduated rates in the same manner as if that Non-U.S. Holder were a U.S. Holder, unless the Non-U.S. Holder can claim an exemption under the benefits of an income tax treaty. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and such Non-U.S. Holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by that Non-U.S. Holder in the United States. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. A Non-U.S. Holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI (or IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), if claiming an exemption under an applicable income tax treaty) to the applicable withholding agent.

Information Reporting and Backup Withholding

Payments to a Non-U.S. Holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is established under the provisions of a specific treaty or agreement.

United States backup withholding generally will not apply to payments of interest and principal on a note to a Non-U.S. Holder if the certification described in “—Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person.

Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if the broker has certain relationships with the United States, such as being:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•

a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld from payments to a Non-U.S. Holder under the backup withholding rules may be credited against such holder’s U.S. federal income tax liability, if any, and any excess may be refundable if the proper information is timely provided to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Under Sections 1471 to 1474 of the Code and administrative guidance issued thereunder (referred to as “FATCA”) a U.S. federal withholding tax is generally currently imposed on payments of interest on a note, and will be imposed on the gross proceeds from the sale or other disposition of a note occurring after December 31, 2018, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Citigroup Global Markets Inc., MUFG Securities Americas Inc. and RBC Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$119,000,000
MUFG Securities America Inc.	119,000,000
RBC Capital Markets, LLC	119,000,000
Barclays Capital Inc.	42,000,000
Credit Suisse Securities (USA) LLC	42,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	42,000,000
Mizuho Securities USA Inc.	42,000,000
SunTrust Robinson Humphrey, Inc.	42,000,000
U.S. Bancorp Investments, Inc.	42,000,000
BBVA Securities Inc.	19,250,000
Deutsche Bank Securities Inc.	19,250,000
J.P. Morgan Securities LLC	19,250,000
Wells Fargo Securities, LLC	19,250,000
KeyBanc Capital Markets Inc.	14,000,000

Total	$700,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.400% per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.250% per note. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Enable Midstream Partners, LP
Per note	0.65%

We estimate that our total expenses for this offering will be $1,500,000 (excluding the underwriting discount).

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters have informed us that they may make a market in the notes after completion of the offering, but they are not obligated to do so and may discontinue any market-making activities at any time and without notice. No assurance can be given as to the liquidity of the trading market of the notes or that an active public market for the notes will develop or continue. If an active public market for the notes does not develop or continue, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

We may use a portion of the net proceeds from the offering to repay a portion of the amount outstanding under our revolving credit facility. Affiliates of certain of the underwriters are lenders, and in some case agents or managers for the lenders, under our revolving credit facility and, as a result, will receive a portion of the net proceeds of this offering. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In addition, certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

FINRA

Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, any offering under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Financial Instruments and Exchange Law). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any resident of Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas will pass on the validity of the notes offered in this prospectus supplement. Latham & Watkins LLP, Houston, Texas will pass upon some legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Enable Midstream Partners, LP and subsidiaries as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus by reference from the Enable Midstream Partners, LP Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website at www.enablemidstream.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

•	our annual report on Form 10-K for the year ended December 31, 2016; and

•	our current report on Form 8-K (in each case to the extent filed and not furnished) filed on February 10, 2017.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.enablemidstream.com, or by writing or calling us at the following address:

Enable Midstream Partners, LP

Attn: Investor Relations

One Leadership Square

211 North Robinson Ave., Suite 150

Oklahoma City, OK 73102

Telephone: (405) 558-4600

PROSPECTUS

Enable Midstream Partners, LP

COMMON UNITS

SENIOR DEBT SECURITIES

The following securities may be offered under this prospectus:

•	Common units representing limited partner interests in Enable Midstream Partners, LP; and

•	Senior debt securities of Enable Midstream Partners, LP.

We may offer and sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus.

Our common units are traded on the New York Stock Exchange under the symbol “ENBL.”

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” beginning on page 2 of this prospectus before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2015

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, any combination of securities described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. For additional information about our business, operations and financial results, please read the documents incorporated by reference herein as described below in the section entitled “Where You Can Find More Information.”

As used in this prospectus, “we,” “us” and “our” and similar terms mean Enable Midstream Partners, LP and its subsidiaries, unless the context indicates otherwise.

ENABLE MIDSTREAM PARTNERS, LP

Enable Midstream Partners, LP (NYSE: ENBL) is a large-scale, growth-oriented publicly traded Delaware limited partnership formed to own, operate and develop strategically located natural gas and crude oil infrastructure assets. We serve current and emerging production areas in the United States, including several unconventional shale resource plays and local and regional end-user markets in the United States. Our assets and operations are organized into two reportable segments: (i) gathering and processing, which primarily provides natural gas gathering, processing and fractionation services and crude oil gathering for our producer customers, and (ii) transportation and storage, which provides interstate and intrastate natural gas pipeline transportation and storage service primarily to natural gas producers, utilities and industrial customers.

Our general partner, Enable GP, LLC, is a Delaware limited liability company and has ultimate responsibility for conducting our business and managing our operations.

Our executive offices are located at One Leadership Square, 211 North Robinson Avenue, Suite 950, Oklahoma City, Oklahoma 73102, and our telephone number is (405) 525-7788.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference may contain forward-looking statements. Forward-looking statements are based on information currently available to management as well as management’s assumptions and beliefs. Words such as “could,” “will,” “may,” “assume,” “position,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. In addition to the specific uncertainties discussed elsewhere in this prospectus, the risk factors set forth in “Risk Factors” may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. Consequently, no forward-looking statements can be guaranteed. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratios of earnings to fixed charges for us for each of the periods indicated.

	Three Months Ended March 31,	Fiscal Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	4.60	6.73	5.99	6.61	5.14	4.79

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income or loss from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus distributed earnings from unconsolidated affiliates, less capitalized interest. Fixed charges consist of interest expensed, capitalized interest, amortization of deferred loan costs and an estimate of the interest within rental expense.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

The senior debt securities we may offer pursuant to this prospectus will be issued under the indenture dated as of May 27, 2014 between us and U.S. Bank National Association, as trustee.

The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should refer to the indenture for more specific information.

We will include the specific terms of each series of the senior debt securities being offered in a supplement to this prospectus.

DESCRIPTION OF THE COMMON UNITS

The Common Units

The common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Cash Distribution Policy” in this prospectus. For a general discussion of the expected federal income tax consequences of owning and disposing of common units, see “Material Federal Income Tax Considerations.” References in this “Description of the Common Units” to “we,” “us” and “our” mean Enable Midstream Partners, LP. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.” Our outstanding common units are traded on the New York Stock Exchange under the symbol “ENBL.”

Transfer Agent and Registrar

Duties

Wells Fargo Bank, National Association serves as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in our partnership agreement all with or without executing our partnership agreement.

We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. Until a common unit has been transferred on our register, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Federal Income Tax Consequences.”

Organization and Duration

Our partnership was formed as a limited liability company on December 31, 2010. Our general partner and CenterPoint Energy Inc. (“CenterPoint Energy”) caused the partnership to be converted from a limited liability company to a limited partnership and adopted the partnership agreement on May 1, 2013. The partnership will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of gathering, processing, transporting and storing natural gas and the gathering of crude oil, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding common units.

In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied covenant of good faith and fair dealing.

The incentive distribution rights may be entitled to vote in certain circumstances. Please read “—Transfer of Incentive Distribution Rights.”

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2024 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 75% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer any or all of its general partner interest in us without a vote of our unitholders but must obtain prior approval of all members of the board of directors. Please read “—Transfer of General Partner Interests.”

Transfer of incentive distribution rights	Our general partner may transfer any or all of the incentive distribution rights without a vote of our unitholders. Please read “—Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No unitholder approval required.

Transfer of ownership interests in our general partner	No unitholder approval required. Please see “—Transfer of Ownership Interests in the General Partner.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner or member of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners or members for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Each affiliate of our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of such person, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless it is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequence within such class of units) or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the prospectus relating to our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Amendments to our partnership agreement that require unitholder approval will require the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits the general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interests” and “—Transfer of Incentive Distribution Rights.”

Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please see “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 75% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 25% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Our general partner may transfer all or any of its general partner interest without the approval of our unitholders, but any such transfer requires the approval of all members of the board of directors. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

OGE Energy Corp. (“OGE Energy”) or CenterPoint Energy and their subsidiaries may sell or transfer their membership interest in our general partner to an affiliate or third party without the approval of our unitholders; provided that each of OGE Energy and CenterPoint Energy have rights of first offer and rights of first refusal with respect to proposed sales by the other party of such party’s membership interest to a third party. Sales or transfers of membership interests in our general partner to anyone other than certain affiliates prior to May 1, 2016 are prohibited by our general partner’s limited liability company agreement.

Transfer of Common or Subordinated Units by Sponsors

Each of OGE Energy and CenterPoint Energy has a right of first offer and a right of first refusal with respect to proposed sales by the other party of 5% or more of such party’s common units or subordinated units.

Transfer of Incentive Distribution Rights

At any time, our general partner may transfer its incentive distribution rights to an affiliate or third party without the approval of our unitholders. If less than a majority of the incentive distribution rights are held by our general partner or its affiliates, the holders of incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments to the partnership agreement and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Enable GP, LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

Limited Call Right

If at any time our general partner and its affiliates own more than 90% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. If our general partner and its affiliates reduce their ownership percentage to below 70% of the outstanding limited partner interests of any class, the ownership threshold to exercise the call right will be permanently reduced to 80%. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Federal Income Tax Consequences—Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Ineligible Holders; Redemption

Under our partnership agreement, an “Eligible Holder” is a limited partner whose (a) federal income tax status is not reasonably likely to have a material adverse effect on the rates that can be charged by us on assets that are subject to regulation by FERC or an analogous regulatory body and (b) nationality, citizenship or other related status would not create a substantial risk of cancellation or forfeiture of any property in which we have an interest, in each case as determined by our general partner with the advice of counsel.

If at any time our general partner determines, with the advice of counsel, that one or more limited partners are not Eligible Holders (any such limited partner, an Ineligible Holder), then our general partner may request any limited partner to furnish to the general partner an executed certification or other information about his federal income tax status and/or nationality, citizenship or related status. If a limited partner fails to furnish such certification or other requested information within 30 days (or such other period as the general partner may determine) after a request for such certification or other information, or our general partner determines after receipt of the information that the limited partner is not an Eligible Holder, the limited partner may be treated as an Ineligible Holder. An Ineligible Holder does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Furthermore, we have the right to redeem all of the common and subordinated units of any holder that our general partner concludes is an Ineligible Holder or fails to furnish the information requested by our general partner. The redemption price in the event of such redemption for each unit held by such unitholder will be the current market price of such unit (the date of determination of which shall be the date fixed for redemption). The redemption price will be paid, as determined by our general partner, in cash or by delivery of a promissory note. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These payments and expenses include salary, bonus, incentive compensation and other amounts paid to any person who is an employee of our general partner and manages our business and affairs and overhead and general and administrative expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner in good faith believes is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

CASH DISTRIBUTION POLICY

References in this “Cash Distribution Policy” to “we,” “us” and “our” mean Enable Midstream Partners, LP.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including cash reserves for our future capital expenditures, future acquisitions, and anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter, but on or before the date of determination of available cash for that quarter, to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.2875 per unit, or $1.15 per unit on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest and Incentive Distribution Rights

Our general partner owns a non-economic general partner interest in us and thus will not be entitled to distributions that we make prior to our liquidation in respect of such general partner interest. Our general partner currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.330625 per unit per quarter. The maximum distribution of 50.0% does not include any distributions that our general partner or its affiliates may receive on common units or subordinated units that they own. Please read “—Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$300 million; plus

•	all of our cash receipts after the closing of our initial public offering, excluding cash from interim capital transactions (as defined below) and the termination of hedge contracts, provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in our initial public offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in our initial public offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet; less

•	all of our operating expenditures (as defined below) after the closing of our initial public offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $300 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) issuances of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements and (iv) capital contributions received by a group member.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, director, officer and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below) and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any expenditures made to fund certain demand fees using a portion of the proceeds of our initial public offering.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of additional pipeline, storage, gathering or processing capacity, including well connections, to the extent such capital expenditures are expected to expand our asset base, operating capacity or our operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our asset base, operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Maintenance capital expenditures are included in operating expenditures and thus will reduce operating surplus.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand our asset base, operating capacity or operating income over the long term.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.2875 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period

Except as described below, the subordination period began on the closing date of our initial public offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending June 30, 2017, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.15 per unit (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $1.15 (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending June 30, 2015, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $1.725 (150% of the annualized minimum quarterly distribution) for the four-consecutive-quarter period immediately preceding that date;

•	the adjusted operating surplus (as defined below) generated during the four-consecutive-quarter period immediately preceding that date equaled or exceeded the sum of (i) $1.725 per unit (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted basis and (ii) the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner;

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Cash payments by any of our customers to settle a shortfall associated with any minimum volume commitment under a gathering agreement will be operating surplus in the quarter in which they are actually received. An estimated, prorated amount of such payments, however, may be included in adjusted operating surplus by our general partner in the manner generally described below. Under our gathering agreements that include minimum volume commitments, the cash settlement of shortfalls in actual volumes associated with minimum volume commitments is settled on an annual basis at the end of the contract year to which such volume commitments relate. In order to accommodate the rolling-four quarter test associated with expiration of the subordination period (relative to any payment associated with a shortfall in any minimum volume commitment), to the extent that the actual volumes (associated with a minimum volume commitment) in a particular quarter or quarters are less than the prorated minimum volume commitment amount for such period, our general partner may add to adjusted operating surplus for such period an amount equal to such shortfall, multiplied by the then applicable gathering rate. The quarterly shortfall payment estimate would be adjusted each subsequent quarter based on the level of actual volumes for such subsequent quarter and the preceding quarters of the period that remain subject to a minimum volume commitment (as compared to the prorated volume commitment for such period). If the estimated amount of shortfall payments used by our general partner to increase adjusted operating surplus in prior quarters is more than any shortfall amount actually paid for a minimum volume commitment period as finally determined, and subordinated units remain outstanding, then adjusted operating surplus shall be adjusted in each such quarter to give effect to the actual amount of the payment as if it had been received in such quarter to cover the shortfall in such quarter. With respect to a quarter in which a shortfall amount is actually paid, adjusted operating surplus shall be reduced by an amount equal to the amount of quarterly shortfall payment estimates previously added by the general partner to adjusted operating surplus with respect to such minimum volume commitment period.

Distributions of Available Cash from Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders, pro rata, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

The following discussion assumes that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $0.330625 per unit for that quarter (the first target distribution);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.359375 per unit for that quarter (the second target distribution);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.431250 per unit for that quarter (the third target distribution); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner (through the incentive distribution rights) based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit Target Amount.” The percentage interests shown for our unitholders for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assume that our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

	Total Quarterly Distribution Per Unit Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.287500	100.0%	0.0%
First Target Distribution	up to $0.330625	100.0%	0.0%
Second Target Distribution	above $0.330625 up to $0.359375	85.0%	15.0%
Third Target Distribution	above $0.359375 up to $0.431250	75.0%	25.0%
Thereafter	above $0.431250	50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, if we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the reset minimum quarterly distribution) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, to all unitholders, pro rata, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of our initial public offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.45.

		Marginal Percentage Interest in Distributions
	Quarterly Distribution per Unit Prior to Reset	Unitholders	General Partner	Quarterly Distribution per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$0.287500	100.0%	0.0%	$0.4500
First Target Distribution	up to $0.330625	100.0%	0.0%	up to $0.5175(1)
Second Target Distribution	above $0.330625 up to $0.359375	85.0%	15.0%	above $0.5175 up to $0.5625(2)
Third Target Distribution	above $0.359375 up to $0.431250	75.0%	25.0%	above $0.5625 up to $0.6750(3)
Thereafter	above $0.431250	50.0%	50.0%	above $0.6750(3)

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, in respect of incentive distribution rights, or IDRs, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 415,710,860 common units outstanding and that the average distribution to each common unit would be $0.45 for the two consecutive non-overlapping quarters prior to the reset.

	Prior to Reset
			General Partner Cash Distributions
	Quarterly Distribution per Unit	Common Unitholders Cash Distriutions(1)	Common Units	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$0.287500	$22,229,279	$97,316,344	$—	$97,316,344	$119,545,623
First Target Distribution	up to $0.330625	3,334,392	14,597,452	—	14,597,452	17,931,843
Second Target Distribution	above $0.330625 up to $0.359375	2,222,928	9,731,634	2,109,629	11,841,263	14,064,191
Third Target Distribution	above $0.359375 up to $0.431250	5,557,320	24,329,086	9,962,135	34,291,221	39,848,541
Thereafter	above $0.431250	1,449,736	6,346,718	7,796,454	14,143,172	15,592,907

		$34,793,654	$152,321,234	$19,868,217	$172,189,451	$206,983,105

(1)	Includes 691,500 common units and restricted units to be issued to certain directors and officers pursuant to their compensation arrangements and our long term incentive plan. In addition, we have assumed that the approximately 100,000 phantom units with distribution equivalent rights that may be granted to certain key employees in connection with our initial public offering will be treated as common units.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, in respect of IDRs, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be an additional 44,151,593 common units outstanding, and that the average distribution to each common unit would be $0.45. The number of common units issued as a result of the reset was calculated by dividing (x) $19,868,217 as the average of the amounts received by the general partner in respect of its IDRs for the two consecutive non-overlapping quarters prior to the reset as shown in the table above by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.45.

After Reset
General Partner Cash Distributions
	Quarterly Distribution per Unit	Common Unitholders Cash Distributions(1)	Common Units Issued As a Result of the Reset	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$0.4500	$34,793,654	$172,189,451	—	$172,189,451	$206,983,105
First Target Distribution	up to $0.5175	—	—	—	—	—
Second Target Distribution	above $0.5175 up to $0.5625	—	—	—	—	—
Third Target Distribution	above $0.5625 up to $0.6750	—	—	—	—	—
Thereafter	above $0.6750	—	—	—	—	—

		$34,793,654	$172,189,451	—	$172,189,451	$206,983,105

(1)	Includes 691,500 common units and restricted units to be issued to certain directors and officers pursuant to their compensation arrangements and our long term incentive plan. In addition, we have assumed that the approximately 100,000 phantom units with distribution equivalent rights that may be granted to certain key employees in connection with our initial public offering will be treated as common units.

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus”;

•	second, to the common unitholders, pro rata, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, as if such distributions were from operating surplus.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units, we will then make all future distributions from operating surplus, with 50.0% being paid to the unitholders, pro rata, and 50.0% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level, and each subordinated unit would be split into two subordinated units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including the issuance of additional units under any compensation or benefit plans).

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter shall be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•	second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, to all common and subordinated unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the common and subordinated unitholders, pro rata, for each quarter of our existence;

•	fifth, 85.0% to all common and subordinated unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the common and subordinated unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•	sixth, 75.0% to all common and subordinated unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the common and subordinated unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all common and subordinated unitholders, pro rata, and 50.0% to our general partner.

The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to the holders of common units in proportion to the positive balances in their capital accounts until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated under the Code, or the Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Enable Midstream Partners, LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, partnerships and entities treated like partnerships for federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs), employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, and does not comment on local, or foreign, tax consequences. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

We are relying on opinions and advice of Baker Botts L.L.P. An opinion of counsel represents only counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in distributable cash flow and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Pursuant to Code Section 731, distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and other products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income for the taxable year is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90.0% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

It is the opinion of Baker Botts L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Each of our operating subsidiaries will be disregarded as an entity separate from us or will be treated as a partnership for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied include, without limitation:

•	Neither we nor any of the operating subsidiaries is organized as, has elected to be treated or will elect to be treated as a corporation; and

•	For every taxable year, more than 90.0% of our gross income has been and will be income of the type that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxed as a corporation for federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, pursuant to Code Section 301, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker Botts L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who are admitted as limited partners of Enable Midstream Partners, LP will be treated as partners of Enable Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Enable Midstream Partners, LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the tax consequences of holding common units in Enable Midstream Partners, LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Enable Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. The income we allocate to unitholders will generally be taxable as ordinary income. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Pursuant to Code Section 731, distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of our common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, Section 465 of the Code requires the recapture of any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities under Section 752 of the Code, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, depletion recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be determined under Sections 722, 742 and 752 of the Code and will generally equal the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased under Section 705 of the Code by his share of our income and by any increases in his share of our nonrecourse liabilities and decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value,” as defined in Treasury Regulations under Section 752 of the Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

Under Sections 704 and 465 of the Code, the deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50.0% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations of Code Section 469 generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

Section 163 of the Code generally limits the deductibility of a non-corporate taxpayer’s “investment interest expense” to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated in Notice 88-75, 1988-2 C.B. 386, that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, under Section 704 of the Code, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to our subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts as adjusted for certain items in accordance with applicable Treasury Regulations and, second, to our general partner.

Section 704(c) of the Code and related Treasury regulations require us to adjust the “book” basis of all assets held by us prior to an issuance of additional units to equal their fair market values at the time of unit issuance. Purchasers of units in an offering are entitled to calculate tax depreciation and amortization deductions and other relevant tax items with respect to our assets based upon that “book” basis, which effectively puts purchasers in that offering in the same position as if our assets had a tax basis equal to their fair market value at the time of unit issuance. This may have the effect of decreasing the amount of our tax depreciation or amortization deductions thereafter allocated to purchasers of units in an earlier offering or of requiring purchasers of units in an earlier offering to thereafter recognize “remedial income” rather than depreciation and amortization deductions. In this context, we use the term “book” as that term is used in Treasury regulations under Section 704 of the Code. The “book” basis assigned to our assets for this purpose may not be the same as the book value of our property for financial reporting purposes.

In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required under the Section 704(c) principles described above, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interests of all the partners in cash flows; and

•	the rights of all the partners to distributions of capital upon liquidation.

Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election,” “—Disposition of Common Units—Allocations Between Transferors and Transferees,” and “—Uniformity of Units,” allocations under our partnership agreement will be given effect under Section 704 of the Code for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Baker Botts L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced in the preamble to certain temporary regulations, 53 Fed. Reg. 34488-01, 1988-2 C.B. 346, that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26.0% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28.0% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

The highest marginal U.S. federal income tax rates applicable to ordinary income and long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals currently are 39.6% and 20.0%, respectively. These rates are subject to change by new legislation at any time.

In addition, section 1411 of the Code currently imposes a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets, or inside basis, under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets, or common basis, and (ii) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to a Section 743(b) adjustment to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c) type gain or loss with respect to an asset and certain elections we make as to the manner in which we apply Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read “—Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. Please read “—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Under Section 704 of the Code, the federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner and all of our unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Part or all of the goodwill, going concern value and other intangible assets we have acquired or will acquire in connection with an offering may not produce any amortization deductions because of the application of the anti-churning restrictions of Section 197 of the Code. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules under Section 1245 or Section 1250 of the Code and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called syndication expenses) must be capitalized under Section 709 of the Code and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 20.0%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS ruled in Rev. Rul. 84-53, 1984-1 C.B. 159, that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Section 1259 of the Code can affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations under Section 706 of the Code that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for any quarter will be allocated items of our income, gain, loss and deductions attributable to the month of sale but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required by regulations under Section 6050K of the Code to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required under Section 743 of the Code to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a sale may lead to the imposition of penalties under Section 6723 of the Code. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered under Section 708 of the Code to have terminated our tax partnership for federal income tax purposes upon the sale or exchange of our interests that, in the aggregate, constitute 50.0% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50.0% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced in an Industry Director Communication, LMSB-04-0210-006, a relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have an impact upon the value of our units. The timing of deductions attributable to

Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units from another unitholder may affect the uniformity of our units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

For example, some types of depreciable assets are not subject to the typical rules governing depreciation (under Section 168 of the Code) or amortization (under Section 197 of the Code). If we were to acquire any assets of that type, the timing of a unit purchaser’s deductions with respect to Section 743(b) adjustments to the common basis of those assets might differ depending upon when and to whom the unit he purchased was originally issued. We do not currently expect to acquire any assets of that type. However, if we were to acquire a material amount of assets of that type, we intend to adopt tax positions as to those assets that will not result in any such lack of uniformity. Any such tax positions taken by us might result in allocations to some unitholders of smaller depreciation deductions than they would otherwise be entitled to receive. Baker Botts L.L.P. has not rendered an opinion with respect to those types of tax positions. Moreover, the IRS might challenge those tax positions. If we took such a tax position and the IRS successfully challenged the position, the uniformity of our units might be affected, and the gain from the sale of our units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax under Section 511 of the Code on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered under Section 875 of the Code to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax under Section 884 of the Code at a rate of 30.0%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under Rev. Rul. 91-32, 1991-1 C.B. 107, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5.0% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50.0% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50.0% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities under Section 6221 of the Code for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1.0% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS pursuant to Section 6222 of the Code identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30.0% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (FDAP Income) or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid to (i) a foreign financial institution (for which purposes includes, among other entities, foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. These rules generally will apply to payments of FDAP Income which are made after June 30, 2014, and to payments of relevant gross proceeds which are made after December 31, 2016. Non-U.S. and U.S. unitholders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required under Section 6031 of the Code to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required under Section 6031 of the Code to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by Section 6722 of the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20.0% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed under Section 6662 of the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200.0% or more (or 50.0% or less) of the amount determined under Code Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. We do not anticipate making any valuation misstatements.

In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required under Treasury regulations under Section 6011 of the Code and related provisions to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in several states, most of which impose personal income taxes on individuals. Most of these states also impose an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the issuance of certain of the securities offered by this prospectus and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. will also render an opinion on the material federal income tax considerations regarding such securities. If certain legal matters in connection with an offering of the securities made by this prospectus are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The combined and consolidated financial statements incorporated in this prospectus by reference from the Partnership’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such combined and consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website at www.enablemidstream.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2015;

•	our current reports on Form 8-K (in each case to the extent filed and not furnished) filed on January 7, 2015, January 26, 2015, March 13, 2015, April 24, 2015, May 4, 2015 and May 6, 2015 (regarding the reappointment of Peter B. Delaney as chairman of the board of directors of Enable GP, LLC, the general partner of Enable Midstream Partners, LP);

•	the description of our common units in our registration statement on Form 8-A (File No. 001-36413) filed pursuant to the Securities Exchange Act of 1934 on April 9, 2014.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.enablemidstream.com, or by writing or calling us at the following address:

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Ave., Suite 950

Oklahoma City, OK 73102

Telephone: (405) 525-7788